Exhibit (a)(1)(F)

FORM OF EMAIL NOTICE

REGARDING CONFIRMATION OF RECEIPT OF NOTICE OF ELECTION CHANGE FORM

FOR PERFORMANCE AWARDS (PSAs) AND/OR TOTAL SHAREHOLDER RETURN UNITS (TSRUs)

FOR MODIFICATION

This email is to confirm receipt of your Notice of Election Change Form requesting changes to your <Total Shareholder Return Units (TSRUs) and/or Performance Share Awards (PSAs)> elections through Fidelity’s NetBenefits website.

Upon the close of the Modification Offer, regardless of your previously submitted modification recorded on Fidelity NetBenefits, your elections made on your Notice of Election Change Form will be applied to your Eligible Awards.

Your Election may be Canceled or Modified at any time before 11:59 p.m., Eastern Time on Thursday September 12, 2024, unless the Modification Offer is extended. You should direct questions about the Modification Offer or requests for assistance (including requests for an electronic copy of the Offer Agreement or any other documents relating to the Offer) by email to LTIModification@Pfizer.com.

Note: Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Offer Agreement, dated August 12, 2024.